Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

UNITED STATES STEEL CORPORATION
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	25-1897152 (I.R.S. Employer Identification No.)

600 Grant Street Pittsburgh, Pennsylvania (Address of Principal Executive Offices)	15219-2800 (Zip code)

The U. S. Steel Tubular Services Savings Plan
(Full title of the plans)

R. M. Stanton, Esq.
Assistant General Counsel — Corporate and Assistant Secretary,
United States Steel Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219-2800
Telephone: (412) 433-2877
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
	to be	offering price	aggregate	registration
Title of securities to be registered	registered[1]	per share	offering price[2]	fee
Common Stock, par value $1.00 per share	250,000	$174.41	$43,602,500	$1,713.58

[1]	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

[2]	Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee, and based upon the $174.41 per share average of the high and low sales price of the Common Stock on the New York Stock Exchange on May 30, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information concerning the U. S. Steel Tubular Services Savings Fund (the “Plan”) required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428. In accordance with the Note in Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”). United States Steel Corporation shall maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish the Commission or its staff a copy of any or all documents included in such file.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:
     (a) The registrant’s annual report on Form 10-K for the year ended December 31, 2007;
     (b) The registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2008;
     (c) The registrant’s current reports on Form 8-K and Form 8-K/A dated January 11, 2008, March 4, 2008, March 10, 2008 and May 2, 2008; and
     (d) The description of the registrant’s Common Stock, set forth in the registration statement of United States Steel Corporation on Form 8-A/A as filed with the Securities and Exchange Commission on December 31, 2001 pursuant to Section 12 of the Securities Exchange Act of 1934, as that description may be updated from time to time.
     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement, in an amendment hereto, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     You may read and copy registration statements, reports, proxy statements and other information filed by United States Steel Corporation at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC’s website at http://www.sec.gov.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Robert M. Stanton, Assistant General Counsel and Assistant Secretary of United States Steel Corporation, who is passing on the validity of the common stock offered pursuant to the Plan, owns shares of United States Steel Corporation Common Stock.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, empowers the Corporation to indemnify directors and officers of the Corporation on terms that are broad enough to permit indemnification for most liabilities (including reimbursement of expenses) arising under the Securities Act.
Article Eleven of the Corporation’s Restated Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. (The Corporation’s Restated Certificate of Incorporation was filed as Exhibit 3.1 to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.)
Article V of the By-Laws of the Corporation provides that the Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he, or the person for whom he is a legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity. (The Corporation’s By-Laws were filed as Exhibit 3.1 to its Form 8-K filed on September 28, 2007.)
The Corporation maintains policies of insurance that insure directors and officers of the Corporation against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Refer to the Exhibit Index herein.
     The registrant has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) and hereby undertakes to make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.
Item 9. Undertakings.
     (a) Rule 415 offering.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) that are incorporated by reference in the registration statement;
     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 5th day of June, 2008.

UNITED STATES STEEL CORPORATION
By:	/s/ Gretchen R. Haggerty
Gretchen R. Haggerty
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 5, 2008.

Signature	Title

/s/ John P. Surma John P. Surma	Chairman Board of Directors, Chief Executive Officer (Principal Executive Officer), and Director

/s/ Gretchen R. Haggerty Gretchen R. Haggerty	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Larry G. Schultz Larry G. Schultz	Senior Vice President & Controller (Controller)

* J. Gary Cooper	Director

* Robert J. Darnall	Director

* John G. Drosdick	Director

* Richard A. Gephardt	Director

* Charles R. Lee	Director

* Jeffrey M. Lipton	Director

* Frank J. Lucchino	Director

Signature	Title

* Glenda G. McNeal	Director

* Seth E. Schofield	Director

Graham B. Spanier	Director

* Patricia A. Tracey	Director

*By:	/s/ Gretchen R. Haggerty
Gretchen R. Haggerty, Attorney in Fact

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on June 5, 2008

United States Steel and Carnegie Pension Fund, as Plan Administrator
By:	/s/ Roberta J. Cox
Roberta J. Cox
Comptroller & Assistant Secretary

Exhibit Index
(Pursuant to Item 601 of Regulation S-K)

Exhibit No.	Description	Method of Filing
4.1	USS’s Restated Certificate of Incorporation, dated September 30, 2003	Incorporated by reference from Exhibit 3.1 to USS’s Form 10-Q for the quarter ended September 30, 2003

4.2	Rights Agreement, dated as of December 31, 2001, by and between USS and Mellon Investor Services, LLC, as Rights Agent (filed as Exhibit 4 to the registration statement on Form 8-A/A	Incorporated by reference to Exhibit 4 to the registration statement on Form 8-A/A, filed on December 31, 2001

5.1	Opinion of Robert M. Stanton, Esq.	Filed herewith.

23.1	Consent of Robert M. Stanton, Esq. (included in the opinion filed as Exhibit 5.1 to this registration statement).	Filed herewith.

23.2	Consent of PricewaterhouseCoopers LLC.	Filed herewith.

24.1	Power of Attorney.	Filed herewith.